EXHIBIT 99.1

CONTACTS:
Kearstin Patterson
Vice President of Communications
National Coal Corp.
865/690-6900 (direct)
865/207-3875 (cell)
kpatterson@nationalcoal.com

                          NATIONAL COAL CORP. COMPLETES
                              KENTUCKY ACQUISITION

--------------------------------------------------------------------------------

  COMPANY ENTERS INTO A $21 MILLION CREDIT AGREEMENT TO FACILITATE TRANSACTION

Knoxville, Tenn. - (November 30, 2004) - National Coal Corp. (OTC BB: NLCP), a coal producer operating in the Appalachian Region, is pleased to announce its wholly-owned subsidiary, National Coal Corporation, has completed its previously announced acquisition of certain assets of Appalachian Fuels, LLC. National Coal acquired mining equipment and coal mining rights, leases and permits on 40,000 acres located on the Straight Creek and Pine Mountain mines in the southeastern portion of Kentucky for $12.5 million, plus the assumption of some current liabilities. National Coal also agreed to replace $6.5 million of the seller's reclamation and other bonds.

To facilitate the acquisition, the Company entered into a senior secured credit facility with a New York based private investment firm that provided availability of up to $21 million. The loan is secured by the assets of the Company and its subsidiaries and matures in November 2006. The Company initially borrowed $15 million under the facility to fund the Appalachian Fuels acquisition.

National Coal expects to commence mining operations on all approved and permitted Kentucky sites immediately.

ABOUT NATIONAL COAL CORP.
National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, owns and leases the coal mineral rights on approximately 115,000 acres in Eastern Tennessee and Kentucky. For more information, visit www.nationalcoal.com.

THIS RELEASE CONTAINS STATEMENTS THAT ARE "FORWARD-LOOKING" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT ESTIMATES AND PROJECTIONS ABOUT NATIONAL COAL'S BUSINESS, WHICH ARE DERIVED IN PART ON ASSUMPTIONS OF ITS MANAGEMENT, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AS SUCH PERFORMANCE IS DIFFICULT TO PREDICT. EXAMPLES OF FORWARD LOOKING-STATEMENTS INCLUDE THE IMMEDIATE COMMENCEMENT OF MINING OPERATIONS ON THE ACQUIRED PROPERTY. ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, NATIONAL COAL'S ABILITY TO RAPIDLY AND EFFICIENTLY INTEGRATE THE ACQUIRED OPERATIONS INTO ITS EXISTING OPERATIONS, THE OCCURRENCE OF UNANTICIPATED DELAYS IN CLOSING THE
ACQUISITION, THE DEMAND FOR COAL, THE PRICE OF COAL, THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS, THE COSTS TO MINE AND TRANSPORT COAL, THE ABILITY TO OBTAIN NEW MINING PERMITS, THE COSTS OF RECLAMATION OF PREVIOUSLY MINED
PROPERTIES, AND THE RISKS OF EXPANDING COAL PRODUCTION. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-KSB AND QUARTERLY REPORTS ON FORM 10-QSB, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.

                                      # # #